Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
AllianceBernstein Exchange Reserves:

We consent to the use of our report, incorporated herein by reference, dated November 22, 2006, for the AllianceBernstein Exchange Reserve as of September 30, 2006 and to the references to our firm under the headings "Financial highlights" in the Prospectuses and "GENERAL INFORMATION - Independent Registered Public Accounting Firm", "SHAREHOLDER SERVICES - Statements and Reports", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


KPMG LLP

New York, New York
January 29, 2006